CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of SunAmerica Senior Floating Rate Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2014